Exhibit 12.1

Digital Realty Trust, Inc. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Income from continuing operations before noncontrolling interests	$49,263	$39,012	$162,126	$105,412	$91,234	$67,918	$22,546

Interest expense	38,030	36,082	149,350	137,384	88,442	63,621	67,054
Interest within rental expense (2)	742	700	2,847	2,604	2,633	2,619	1,971
Noncontrolling interests in consolidated joint ventures	365	142	324	288	(140)	(335)	—

Earnings available to cover fixed charges	$88,400	$75,936	$314,647	$245,688	$182,169	$133,823	$91,571

Fixed charges:
Interest expense	38,030	36,082	149,350	$137,384	$88,442	$63,621	$67,054
Interest within rental expense (2)	742	700	2,847	2,604	2,633	2,619	1,971
Capitalized interest	4,526	4,666	17,905	10,241	9,196	18,351	12,264

Fixed charges	43,298	41,448	170,102	150,229	100,271	84,591	81,289

Preferred stock dividends	8,831	6,522	25,397	37,004	40,404	38,564	19,330

Fixed charges and preferred stock dividends	$52,129	$47,970	$195,499	$187,233	$140,675	$123,155	$100,619

Ratio of earnings to fixed charges	2.04	1.83	1.85	1.64	1.82	1.58	1.13

Ratio of earnings to fixed charges and preferred stock dividends	1.70	1.58	1.61	1.31	1.29	1.09	—	(3)

(1)	All numbers presented in this exhibit exclude 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred dividends by $9,048.

Digital Realty Trust, L.P. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Income from continuing operations before noncontrolling interests	$49,263	$39,012	$162,126	$105,412	$91,234	$67,918	$22,546

Interest expense	38,030	36,082	149,350	137,384	88,442	63,621	67,054
Interest within rental expense	742	700	2,847	2,604	2,633	2,619	1,971
Noncontrolling interests in consolidated joint ventures	365	142	324	288	(140)	(335)	—

Earnings available to cover fixed charges	$88,400	$75,936	$314,647	$245,688	$182,169	$133,823	$91,571

Fixed charges:
Interest expense	38,030	36,082	149,350	$137,384	$88,442	$63,621	$67,054
Interest within rental expense (2)	742	700	2,847	2,604	2,633	2,619	1,971
Capitalized interest	4,526	4,666	17,905	10,241	9,196	18,351	12,264

Fixed charges	43,298	41,448	170,102	150,229	100,271	84,591	81,289

Preferred unit distributions	8,831	6,522	25,397	37,004	40,404	38,564	19,330

Fixed charges and preferred unit distributions	$52,129	$47,970	$195,499	$187,233	$140,675	$123,155	$100,619

Ratio of earnings to fixed charges	2.04	1.83	1.85	1.64	1.82	1.58	1.13

Ratio of earnings to fixed charges and preferred unit distributions	1.70	1.58	1.61	1.31	1.29	1.09	—	(3)

(1)	All numbers presented in this exhibit exclude 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred distributions by $9,048.